 Exhibit 99

MEREDITH CORPORATION
FISCAL 2010 FOURTH QUARTER
INVESTOR CONFERENCE CALL

Mike Lovell
Good morning and thanks everyone for joining us. We'll begin the call this morning with comments from our Chairman and Chief Executive Officer, Steve Lacy; and our Chief Financial Officer, Joe Ceryanec. Then we'll turn the call over to questions. Also on the line this morning are Jack Griffin, the president of our National Media Group, and Paul Karpowicz, the president of our Local Media Group.
An archive of today's discussion will be available later this afternoon on our investor Web site, and a transcript will follow. Let me remind you that our remarks today include forward-looking statements and that actual results may differ from forecasts. Some of the reasons why are described at the end of our press release issued earlier today and in some of our SEC filings. With that, Steve will begin the presentation.
Steve Lacy
Good morning everyone. I am pleased to report that fiscal 2010 marked a return to earnings growth for Meredith Corporation. As detailed in today's earnings release:
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We increased earnings per share by 10 percent for the year, before special items, highlighted by 27 percent EPS growth in the fourth quarter.

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Total company revenues were approximately flat with the prior year, even with about $15 million less in net political advertising revenues.

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Total company operating expenses declined 3 percent, before special items, and we reduced our debt by 20 percent.

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At the same time, we continued to invest in new media platforms including mobile and eTablets.

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Additionally, we increased our dividend to shareholders for the 17th consecutive year.

Given the weak economic climate, I am both proud and encouraged by our performance. Central to our strong results were performance improvement initiatives put in place in fiscal 2008 - when the early signs of the economic downturn appeared - and expanded upon in fiscal 2009 and 2010.
We have established a strategic plan called “Vision 2013.” It is a detailed roadmap designed to position Meredith for both near and long-term growth. I'd like to take a moment to provide a quick overview. I think it is crucial to understanding why we believe Meredith is uniquely positioned to prosper and grow in an evolving competitive media marketplace.

At its core, Vision 2013 contains six key strategies. I will briefly highlight them noting progress achieved in fiscal 2010:
1)
Exploit the economic recovery - This strategy revolves around the belief that gaining market share should be a primary focus during a time of economic weakness. Over the last two years, we have increased our share of magazine advertising revenue by nearly three full percentage points to 12.3 percent. That represents the highest share in our history. Our television stations outperformed the industry, as well.

2)
Optimize our core businesses - We made significant progress against a series of re-engineering initiatives inside our National and Local media groups, including content creation, sales, and consumer marketing. These initiatives resulted in efficiencies and improved products, as well as cost savings.

3)
Expand our digital business - We enhanced the online consumer experience and have taken steps to better monetize our growing online traffic, leading to a 11 percent increase in online advertising revenues in fiscal 2010. We launched mobile platforms for three key brands - Better Homes and Gardens, Parents and Fitness - and just completed the acquisition of The Hyperfactory, one of the world's leading mobile marketing companies. At the same time, we joined publishing and broadcasting industry consortiums to further develop the mobile and eTablet platforms for consumers and advertisers.

4)
Significantly grow Meredith Integrated Marketing - In the last four years, we have doubled revenues and acquired six firms to provide sought-after expertise in digital, viral, social, mobile, health care and database marketing. In fiscal 2010, these new services helped to partially offset market-driven weakness in core custom publishing activities.

5)
Enhance and extend key brands - We have built Better Homes and Gardens into one of the most successful media brands in the industry. Among our many licensing relationships, I will single out our ongoing program with Walmart, where we doubled the number of SKU's over the prior year to approximately 2,000.

6)
Build shareholder value over time - While we obviously have no direct control over our share price, we were pleased to see it increase 25 percent in fiscal 2010. And, in an environment where many media companies are slashing or eliminating dividends, we increased our dividend again in January 2010.

We clearly improved our competitive position across the business. However, while fiscal 2010 was a better year for Meredith in most respects, I should note that our performance as it relates to advertising is still below the historic highs we reached before the recession. The marketplace remains volatile, both month-to-month and across our client base.
With persistent high unemployment, I think the economy will continue to be choppy over the relative near term.
As we enter fiscal 2011, we expect the strong growth in non-political television advertising revenues to continue for at least the first half of the fiscal year, and anticipate a good political advertising season. We expect magazine advertising to be flat to down slightly on higher nets per page in the first quarter of fiscal 2011 as we cycle against our strongest quarter of industry out-performance last year.
Now I'll review operating group performance.

OPERATING DETAIL
NATIONAL MEDIA GROUP
National Media Group operating profit increased 11 percent in fiscal 2010 from the prior year. We achieved this growth in part by growing revenues in high margin activities such as brand licensing and through our strong discipline on expenses, which were down 5 percent for the year.
National Media Group advertising revenues were approximately flat with the prior year as stronger second-half performance - in categories such as household supplies, prescription drug and direct response - offset declines in the first half. Meredith Interactive Media advertising revenues grew sharply, up 17 percent for the year.
Our advertising performance continued to exceed the industry in fiscal 2010. For example, 11 of our 14 measured magazine titles gained share in fiscal 2010, according to PIB. All told, we've gained share in the magazine industry for five consecutive years, and most recently we've outperformed the industry for 17-straight months. As a result, we closed fiscal 2010 with a market share of 12.3 percent, which is an all-time fiscal-year-end high.
Part of the reason our advertising has outperformed the industry is that we over-index in categories that have performed relatively well during the recession.
For example, our three largest categories in fiscal 2010 - food and beverage, toiletries and cosmetics and prescription drugs - were among the best-performing categories in the industry. We generate twice as many dollars from the food and beverage and prescription drug categories as the industry overall.
Conversely, our underexposure in low-performing categories - such as apparel and automotive - worked in our favor. We have one-quarter the exposure to apparel and one-third the exposure to automotive compared to the industry as a whole.
Also helping our performance is our very strong brands and sales execution across multiple media platforms, including in-book, online, mobile, and video. As an example of our multi-platform success:
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In the August issues of many of our largest titles, we debuted a large new program aimed at moms called The Motherboard. We're launching it on an exclusive, year-long basis for Walmart. At the heart of the program is a private community of moms who will generate consumer insights that will be used throughout the program. We've also identified a larger group of 1 million women who will receive a weekly e-newsletter with Motherboard findings and Walmart messaging.
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We advanced our strategic initiative to raise our profile in the beauty category during fiscal 2010. A prime example is an integrated program created for skin cream Strivectin. It leverages social media such as Facebook, YouTube and blogs. It also includes elements with (1) More magazine's Reinvention Convention, (2) product placement on the syndicated Better show, (3) and a digital presence on both the Meredith Women's Network and the broadband channel Better.tv.
Looking at early fiscal 2011, our industry outperformance is moderating when compared to our peers. This is mainly because we have much stronger year-ago comparables and because we are seeing some recovery in categories where we under-index the industry. As the overall ad environment improves, we expect total industry performance will exceed Meredith's to some degree for the balance of calendar 2010. However, we are working diligently to maintain the market share gains achieved over the last couple years.

As I touched on in my opening remarks, we continue to grow and enhance our strong connection to the American consumer. Looking at the National Media Group in particular in fiscal 2010:
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Magazine readership grew to 113 million, up from 110 million a year ago, and up 13 percent from a decade ago. Revenues and profits related to our circulation activities increased, including a revenue gain of 4 percent at newsstand.

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The number of monthly online unique visitors and page views rose more than 25 percent each.

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Sales of our branded retail products continued to grow. Beyond the very strong reception our brands have received at Walmart, we also experienced growth from our real estate franchise partner, Realogy.  Today, the Better Homes and Gardens real estate franchise is represented by 5,000 sales associates in 16 states.

Meredith Integrated Marketing revenues were down about 7 percent in fiscal 2010 from the prior year, primarily related to a soft custom publishing environment. However, revenues rose 5 percent in the second half of fiscal 2010 from the prior year due primarily to strong new business development. This included:

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Development of a new iPad application for Kraft Foods called Big Fork Little Fork. It's targeted at parents with young children in the house. The app launched a few weeks ago with more than 300 recipes, custom videos and games. This app follows on the very successful iFood assistant that we built for Kraft and launched on iPhones in the fall of 2008. Big Fork Little Fork is designed to help Kraft connect with consumers in different and powerful ways as recipes can be shared via Facebook or e-mail.

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We continued to expand our relationship with Chrysler Group. You may remember we regained this business last December. Our scope of work began with development and management of Chrysler's customer relationship management initiatives in both the United States and Canada. It has grown since then to include social media related work and is today approximately 50 percent larger than our prior program.

As a closing note to Meredith Integrated Marketing, our strategy of digital acquisitions is proving beneficial. Our digital agencies are attracting more integrated opportunities involving multiple disciplines such as direct mail, content creation and analytics. Examples of this include work we recently won for Wells Fargo and SunTrust. Our digital capabilities are helping our top-line, too, as revenues grew nearly 10 percent in fiscal 2010, and today make up half of total Integrated Marketing revenues.

LOCAL MEDIA GROUP
Turning now to our Local Media Group, fiscal 2010 operating profit grew nearly 25 percent, excluding special items, thanks to 5 percent growth in non-political advertising and a slight decline in expenses, before special items. We grew total revenues in fiscal 2010 - quite an accomplishment for a non-political year.
From an advertising standpoint, it was clearly a tale of two halves. After declining in the first half of fiscal 2010, we rebounded to grow non-political advertising 16 percent in the second half from the prior year period. Our improving performance was driven largely by automotive-related advertising, which grew 65 percent in the second half.

However, automotive advertising was not the only highlight. Seven of our 10-largest categories grew in fiscal 2010, including professional services and restaurants - which are our No. 2 and No. 3 categories. We created several new sales strategies during the year that helped drive revenue growth. For example:
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We are aggressively courting newspaper advertising clients with a program called Print to Motion where we turn static newspaper ads into video.

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We are focusing on large national and institutional companies in our markets that don't traditionally advertise in local media. We sold significant programs to Hartford Financial in Hartford and Wellstar Health in Atlanta.

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Lastly, we launched ONE Service, a program that features a series of non-traditional television advertising opportunities.

These programs demonstrate the creativity and competitive drive we are bringing to the marketplace, and they helped make Meredith one of the broadcast industry's best performers of the year.

The other factor driving our success is the very strong connection we have built to the local consumer. This is exemplified by the most recent May ratings book, where in the important adult aged 25 to 54 demo:

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Our CBS affiliate in Hartford continued to lead the market, finishing first in every newscast for the seventh consecutive ratings book.

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Nashville was No. 1 in every evening news period for the sixth consecutive book, and Portland was No. 1 in late news.

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Atlanta continued to gain, reaching the No. 2 position in late news, while Las Vegas, Phoenix and Kansas City were all strong No. 2s in late newscasts as well.

We also grew non-advertising revenues in fiscal 2010. Retransmission fees rose more than 40 percent, and we delivered strong revenue growth at Meredith Video Studios, led by custom video projects for corporate clients and continued expansion of the daily Better television show. This fall, Better will be in more than 80 markets, reaching more than 50 percent of the U.S.

We have consistently maintained that local broadcast television is the most powerful and efficient way for advertisers to reach the American consumer, and I am pleased to see that belief reflected in our performance.

Now I will turn it over to Chief Financial Officer Joe Ceryanec for a financial update and our fiscal 2011 outlook.

JOE CERYANEC
Thanks Steve. Let me touch on some financial highlights during fiscal 2010:
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We generated $192 million in cash flow from operations during the year, up from $181 million a year ago. We generated $52 million in the fourth quarter, up from $42 million in the prior year period.

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Total company operating expenses declined 3 percent, excluding special items.

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We reduced our total debt balance by $80 million to $300 million, a 20 percent reduction from the prior-year end. Our debt-to-EBITDA ratio is 1.3 times, down from the 1.8 times it was at the end of the prior year. Over a two-year period, our deleverage story is even more powerful as we have eliminated about 40 percent of our debt, or about $185 million, over the two-year period.

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During June, we renewed our $150 million revolving credit facility for a three-year term on terms very consistent with our prior facility; and

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We continued to return cash to shareholders during fiscal 2010, increasing our dividend by 2 percent. That's on top of a 5 percent increase in fiscal 2009. We're one of the few media and marketing companies with the financial strength and confidence to increase our dividend even in a difficult economic environment.

So even in these difficult times, we continued to strengthen our balance sheet. In the year ahead, we will continue to aggressively manage our cash and expenses and be in a very good position to capitalize on opportunities as they arise to invest in and grow our business.

OUTLOOK
Turning now to our outlook. We expect fiscal 2011 full year earnings per share will range from $2.40 to $2.75. As we look more closely at full year fiscal 2011:
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We continue to face a volatile advertising environment impacted by the continuing difficult economic environment.
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We expect high-single-digit increases in both paper prices and postage rates.
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We expect investment spending of approximately $5-$6 million related to development of the eTablet platform, including the Next Issue Media industry consortium.
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We expect to benefit from an estimated $25 to $30 million of net political advertising revenues at our television stations, with the majority of that being booked in the second quarter of fiscal 2011. Last year, we generated $9 million of net political advertising.
In the first quarter of fiscal 2011, we expect earnings per share to range from $0.47 to $0.52. Looking more closely at the first quarter of fiscal 2011:
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Total Company advertising revenue is expected to increase 6-7 percent over the prior year.

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Local Media Group non-political advertising revenue pacings, which are a snapshot in time and change frequently, are currently up in the mid- to-high teens. However, depending on the strength of political advertising and its related impact on total advertising inventory, these non-political pacings may moderate as we move through the quarter.

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National Media Group advertising revenues are expected to be flat to down slightly on higher nets per page as we cycle against our strongest quarter-over-quarter industry over-performance.

Now I'll turn it back over to Steve.

CONCLUSION
To conclude our prepared remarks today before the Q&A, as Joe said we continue to experience a marketplace that is volatile on a month-to-month and client-by-client basis at the national and local level. We have significant work ahead of us to regain and surpass the performance we achieved prior to the recession. However, we made strong progress toward that goal in fiscal 2010, and are committed to building shareholder value over time.
Now we'd be happy to answer any questions you might have.